Exhibit 99.B(e)(1)(ii)

SCHEDULE A

with respect to the

UNDERWRITING AGREEMENT

between

ING FUNDS TRUST

and

ING FUNDS DISTRIBUTOR, LLC

Name of Fund

ING Classic Money Market Fund

ING GNMA Income Fund

ING High Yield Bond Fund

ING Institutional Prime Money Market Fund

ING Intermediate Bond Fund